GREENLANE ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS
BOCA RATON, FL / ACCESSWIRE / October 18, 2023 / Greenlane Holdings, Inc. ("Greenlane" or the "Company") (NASDAQ:GNLN), one of the largest global sellers of premium accessories, child-resistant packaging, and specialty vaporization products, today announced changes to its board of directors with the exit of Jeff Uttz and the appointment of Gina Collins.
Greenlane is excited to welcome Gina Collins to the team. Her extensive experience and expertise in aligning corporate goals with innovative strategies will undoubtedly bring a fresh perspective to the board, helping Greenlane advance its mission and achieve its strategic goals.
Collin's has a proven and award-winning brand leadership background with a long pedigree of success conceptualizing and executing marketing and communication strategies for preeminent organizations across a broad range of consumer categories – including Coca-Cola, Build-A-Bear Workshop, Outback Steakhouse and Magical Brands. Her dedication to revenue growth, customer loyalty, operational efficiency, and global brand awareness aligns perfectly with Greenlane’s vision for the future.
The board of directors and the entire Greenlane community express their heartfelt gratitude to Jeff Uttz for his exceptional service and unwavering commitment during his tenure. Uttz has been an invaluable asset, contributing significantly to the growth and success of Greenlane. Greenlane wishes him the very best in his future endeavors and knows that he will continue to excel in his new pursuits.
“We are thrilled to have Gina join the Greenlane board. Her marketing depth and consumer products experience and expertise will bring significant value to our business. I also extend my gratitude to Jeff whose service and counsel have been exceptionally valuable to Greenlane.” CEO Craig Snyder.
Greenlane is confident that this transition will strengthen its board and enhance its ability to serve its stakeholders. Greenlane looks forward to Collin's insights, dedication, and leadership, and are eager to embark on this new chapter with optimism and enthusiasm.
About Greenlane Holdings, Inc.
Founded in 2005, Greenlane is a premier global platform for the development and distribution of premium smoking accessories, vape devices, and lifestyle products to thousands of producers, processors, specialty retailers, smoke shops, convenience stores, and retail consumers. We operate as a powerful family of brands, third-party brand accelerator, and an omnichannel distribution platform.
We proudly offer our own diverse brand portfolio including DaVinci Vaporizers, Higher Standards, Groove, and Eyce, and our exclusively licensed Marley Natural and K.Haring branded products. We also offer a carefully curated set of third-party products such as Storz & Bickel (Canopy-owned), Pax, VIBES, and CCELL through our direct sales channels and our proprietary, owned and operated e-commerce platforms which include Vapor.com, Vaposhop.com, DaVinciVaporizer.com, PuffItUp.com, EyceMolds.com, HigherStandards.com, and MarleyNaturalShop.com.

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